Exhibit 10.18

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made this 22nd day of December, 2006 (the “Effective Date”), by and between Above Zero Media, LLC, a North Dakota limited liability company, with an address of 3049 24th Avenue SW Fargo, North Dakota 58103, (Above Zero Media), and Highwater Ethanol, LLC, (“Client”).

RECITALS:

WHEREAS, Client intends to develop, finance and construct a 50 million gallon dry mill ethanol plant in or near Lamberton, MN (the “Project”); and

WHEREAS, Client wishes to engage Above Zero Media to provide certain services related to the Project.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client engages Above Zero Media, and Above Zero Media accepts engagement, upon the terms and conditions hereinafter set forth.

1.             Term:  Termination. Above Zero Media’s engagement with Client shall commence as of the Effective Date and shall continue, unless extended by mutual agreement of the parties or sooner terminated as provided herein, until the actual closing (execution and delivery of all required documents) by Client with its project lender(s) for debt financing, including senior and subordinated debt and any other Project financing characterized by debt obligations and repayable as debt which is required by the Project lender(s) or which is deemed necessary or prudent in the sole discretion of Client’s board of directors (“Financial Close”).  Notwithstanding the foregoing, either party may terminate the Agreement, at anytime with or without cause, upon thirty (30) days prior written or oral notice to the other party.

2.             Services.  Above Zero Media shall serve as Client’s Project consultant.  Above Zero Media’s service providers (described in section 9 of this Agreement) shall perform the following duties incident to that service subject to Client’s approval (“Services”):

a.     Assist negotiations of contracts with various service and product providers;

b.     Assist the planning of the Clients’ equity marketing effort, including, without limitation, preparation of written and visual equity marketing materials (including, but not limited to, a power point presentation and informational video), and training Client’s officers and directors to conduct Client’s equity marketing effort;

c.     Assist in graphic design of the Client’s marketing materials;

d.     Assist in placement of print and electronic media;

e.     Assist in planning of the Client’s local marketing efforts;

f.      Assist in recommendation of equipment needs for presentation.

g.     Perform such other services as Client may from time to time reasonably request and are reasonably within the scope of the services the parties anticipate will be provided.  Notwithstanding the foregoing, neither Above Zero Media, its members, managers, officers, employees nor agents shall be asked to, nor will actually solicit an offer to buy, or accept an offer to sell, and equity security to be issued by Client.

Subject to Client’s approval, and unless otherwise provide by this agreement, Above Zero Media shall determine the manner in which the Services are to be performed and the specific hours to be worked by Above Zero Media.  Above Zero Media acknowledges and agrees to work as many hours as may be reasonably necessary to fulfill Above Zero Media’s commitments under this Agreement, in the sole discretion of Client.

3.             Payment.

a.     Client shall pay to Above Zero Media a one-time commitment fee of Fifteen Thousand Dollars ($15,000.00) upon the Effective Date of the contract (the “Commitment Fee”).

b.     Client shall pay to Above Zero Media Sixty Thousand Dollars ($60,000) which shall be earned and payable upon receipt by Client from Above Zero Media of satisfactory written and visual equity marketing materials (including, but not limited to, a power point presentation and informational video) for use in the equity marketing effort (the “Payment for Materials”).

c.     Client shall pay to Above Zero Media and additional Sixty Thousand Dollars ($60,000) which shall be earned and payable thirty (30) days following the date upon which the amount required by section 3(b) above is earned and payable (the “Interim Payment”).

d.     Within 14 days following Closing of the Offering, Client shall pay to Above Zero Media Fifteen Thousand ($15,000) for the completion of Services (the “bonus”).

4.             Expenses.  Upon Above Zero Media providing to Client proper documentation, Client shall reimburse Above Zero Media for all reasonable, ordinary and necessary expenses incurred by Above Zero Media in performance of its duties hereunder, including without limitation, reimbursement for automobile mileage at the rate periodically set by the Internal Revenue Service, air fare meals and lodging.

5.             Termination of Agreement.  If Client terminates Above Zero Media with Cause (as hereafter defined), upon such termination Above Zero Media shall have no further rights under the terms of this Agreement other than to payment for Services to which Above Zero Media may be entitled through the date of termination as provided by the Agreement.  For purposes of this Agreement, termination for Cause shall mean termination of Above Zero Media after failure to correct a Event of Default by Above Zero Media pursuant to section 18.  If Client terminates Above Zero Media without Cause at any time before the Payment for Materials becomes due and payable pursuant to section 3(b), Above Zero Media shall have no further rights under terms of this Agreement other than to payment for Services to which Above Zero Media may be entitled through the date of termination as provided by this Agreement.  If Client terminates Above Zero Media without Cause at any time after the Payment for Materials becomes due and payable, Client shall immediately pay the Interim Payment and the Final Payment to Above Zero Media.

If Above Zero Media terminates the Agreement for any reason, upon such termination neither Client nor Above Zero Media shall have any further rights or obligations under the terms of this Agreement other than those provided by Sections 6, 10, 12 and 13 or for delivery of payments for Services to which Above Zero Media may be entitled through the date of termination as provided by this Agreement.

6.             Confidentiality.  In providing Services hereunder, Above Zero Media may have access to documents and information relating to Client and its properties and business operations (hereafter referred to as “Confidential Information”).  All such Confidential Information shall be at times during the term of this Agreement and for a period of two (2) years thereafter, be treated as confidential and sensitive proprietary business information.  Above Zero Media shall not, unless compelled by legal process, except in accordance with the express terms of this Agreement or with the prior written consent of Client, disclose or permit the disclosure of any Confidential Information to any person or entity whatsoever, unless such information is otherwise readily available in the public domain.  This section shall survive the termination of this Agreement.

7.             Support Services.  Client shall provide the following support services for the benefit of Above Zero Media, as approved by Client:  office space, secretarial support (phone callers), and office supplies.  These support services will be coordinated through project coordinator at Client’s office location.

8.             Relationship of the Parties.  The parties understand that Above Zero Media is an independent contractor with respect to Client, and not an employee of Client.  Except as provide in section 7 above, Above Zero Media, at its sole expense, shall be responsible for providing all equipment, materials, supplies and other items necessary or useful in fulfilling its obligations hereunder: and shall retain the right to control and direct the manner in which Services are to be performed.  Notwithstanding the foregoing, Client agrees that it will be responsible for providing the equipment it uses in presentations made as part of its equity marketing effort.

9.             Service Providers.  Douglas Anderson, Dawn Hebert and Lynn Synhorst shall provide the majority of Above Zero Media’s services under this Agreement.  Notwithstanding the foregoing, Above Zero Media may substitute its other personnel to provide Above Zero Media’s services under this Agreement on a limited basis as needed, with Client’s prior consent.  Above Zero Media’s employees, members, or agents who perform services for Client under this Agreement shall be bound by the terms of this Agreement.

10.           Taxes:  Benefits.  Above Zero Media shall be solely liable for, and shall Indemnify and hold the Client harmless from and against, all taxes on any compensation earned as an independent contractor hereunder, including federal and state income taxes, self-employment taxes, FICA and FUTA taxes, etc.  Above Zero Media shall be solely responsible for all insurance, including buy not limited to medical, disability, workers compensation, and unemployment insurance.  Above Zero Media shall not be entitled to participate in any benefits maintained by Client.  This sections shall survive the termination of this Agreement.

11.           Insurance.  Above Zero Media and Client shall each obtain, maintain and keep in full force and effect during the term of this Agreement such insurance coverages and in such amounts as Client may reasonably require including, without limitation, the following insurance coverages.

a.     Commercial general liability insurance with policy limits that have a combined single limit of One Million Dollars ($1,000,000.00); and

b.     Business automobile liability insurance, covering owned, non-owned and hired vehicles with a combined single limit of One Million Dollars ($1,000,000.00).

All insurance provided for in this section11 shall be effective under valid and enforceable policies issued by insurers of recognized responsibility, licensed to do business in states where the respective parties currently conduct business.  Each party shall name the other as an additional insured with respect to each policy.  Each party shall furnish the other with proof of the payment of all premiums due on said policies of insurance and that the policies of insurance are in full force and effect.  Each policy or certificate of insurance shall contain an agreement by the insurer that coverages shall not cancelled for any reason without at least 30 days prior written notice to the other party.

12.           Indemnification.  Client shall indemnify and defend Above Zero Media and its employees, members, managers, officers, and agents against expenses actually and reasonably incurred in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), in which Above Zero Media and/or its employees, members, managers, officers or agents are made a party by reason of performing services for Client or acting in any manner pursuant to this Agreement, except that Client shall have no obligation to indemnify and defend Above Zero Media and/or its employees, members or agents for its and/or their act or omission that involve gross negligence, intentional misconduct or a known violation of the law.  Above Zero Media shall indemnify and defend Client and its employees, members, directors, officers and agents against expenses actually and reasonably incurred in connection with the defense of any Proceeding in which Client and/or its employees, members, directors, officers or agents are made a party by reason of Above Zero Media and/or its employees, members, managers, officers or agents commit an act or omission that involves gross negligence, intentional misconduct or a known violation of the law.

13.           Copyright License.  Above Zero Media will author written and visual equity marketing materials, Power Point presentations, advertisements, a “banker’s book”, training materials and other literary works and audio visual works (the “Proprietary Information”) in fulfillment of its duties hereunder.  Above Zero Media hereby grants Client a non-exclusive right and license to use the Proprietary Information for its business and operations only.  Client shall not have or acquire any proprietary or other right whatsoever in the Proprietary Information, except as provided herein, all of which rights belong exclusively to Above Zero Media.  Client shall not sell, assign, gift, sublicense or otherwise transfer to any third party any rights in the Proprietary Information without the prior written consent of Above Zero Media, with the granting of said consent to be in Above Zero Media’s sole discretion.  This section shall survive the termination of this Agreement.

14.           Successors and Assigns.  This Agreement shall be binding upon Client and Above Zero Media, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation any partnership, corporation or other entity into which Client may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement.

15.           Waiver.  The waiver by either party of its rights under this Agreement or the failure of a party to promptly enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.

16.           Notices.  Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows, or such substitute street addresses as the parties may provide in writing:

To Above Zero Media:	Above Zero Media, LLC
Attn: Lynn Synhorst
3049 24th Ave. SW
Fargo, ND 58103

To Client:	Highwater Ethanol
205 S Main Street
PO Box 96
Lamberton, MN 56152

17.           Applicable Law.  This Agreement and all obligations created hereunder or required to be created hereby shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, and the parties hereby consent that the District Court situated in Ida Count, Iowa, shall be the exclusive jurisdiction and venue of any disputes relating to this Agreement.

18.           Defaults.  In the event of the failure of either of the parties to comply with any of the terms and provisions of this Agreement, or in the event either party has violated any of the warranties and representations made herein by that party (“Event of Default”), then such party shall be deemed to be in default hereunder and the other party shall be given written notice of such noncompliance and shall give the defaulting party seven (7) days from the date of such notice within which to correct such noncompliance.  If such default has not been corrected, or an arrangement satisfactory to the complaining party has not been made by the end of the notice period, then the complaining party may take whatever action is necessary, and exercise all remedies available in order to protect the complaining party’s rights under the terms and conditions of this Agreement.  The parties agree that the remedies set forth in this section 18 shall not be exclusive, but they shall be cumulative with all other rights and remedies available, at law or in equity, to the parties.  In the event of any dispute between the parties resulting from this Agreement or any provisions hereunder, the prevailing party in any such dispute shall be entitled to recover reasonable attorneys’ fees and such other costs incurred therewith.

19.           Severability.  In the event that any term, condition, or provision of this Agreement is held to be invalid by any court of competent jurisdiction, such holding or holdings shall not invalidate or make unenforceable any other term, condition or provision of this Agreement.  The remaining terms, conditions and provisions shall be fully severable, and shall be construed and enforced as if such invalid term, condition or provision had never been inserted in this Agreement initially.

20.           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for.  No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.

21.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original document, but all of which shall be considered one and the same agreement and shall become binding when one or more counterparts have been signed by each of the parties.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

ABOVE ZERO MEDIA,		HIGHWATER ETHANOL,
LLC		LLC

By	/s/ Douglas Anderson	By	/s/ Brian Kletscher
	Douglas Anderson	Its	President

And

By	/s/ Dawn Hebert
Dawn Hebert

And

By	/s/ Lynn Synhorst
Lynn Synhorst